Exhibit 99.1

Pitney Bowes Announces Full Year and Fourth Quarter 2017 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--January 31, 2018--Pitney Bowes Inc. (NYSE: PBI), a global technology company providing innovative technology solutions to power commerce, today reported financial results for the full year and the fourth quarter 2017. The Company has also provided annual guidance for 2018.

Full Year 2017:

  Revenue of $3.5 billion, an increase of 4 percent versus prior year largely driven by the Newgistics acquisition
  GAAP EPS of $1.39; Adjusted EPS of $1.41
  GAAP cash from operations of $496 million; free cash flow of $384 million
  Total debt increased $465 million versus prior year, which was largely attributable to the Newgistics acquisition

Fourth Quarter 2017:

  Revenue of $1.0 billion, an increase of 18 percent as reported and 17 percent at constant currency versus prior year
  GAAP EPS of $0.48; Adjusted EPS of $0.40
  GAAP cash from operations of $165 million; free cash flow of $145 million
  Acquired Newgistics for $475 million; transaction closed on October 2, 2017
  Redeemed $350 million of debt prior to the scheduled maturity in May 2018

“For the fourth quarter and full year, we moved our company to growth,” said Marc Lautenbach, President and CEO. “We saw our full year revenue grow in four out of our six segments and our total revenue showed positive growth on both a reported basis and excluding the impact of the Newgistics acquisition.

Lautenbach continued: “Pitney Bowes is a different company today than it was five years ago. Our strategy is working and the investments we have made for the long-term across all of our businesses are paying off. While we are pleased with the progress we are making, there is more to do to transform our Company and unlock shareholder value.”

Full Year 2017 Results

Revenue totaled $3.5 billion, an increase of 4 percent versus prior year.

GAAP earnings per diluted share (GAAP EPS) were $1.39, which included $0.21 for restructuring and asset impairments charges, $0.03 for transaction costs, a $0.01 loss for the extinguishment of debt and a $0.03 gain from the sale of technology.

GAAP EPS also included an estimated one-time, non-cash net benefit of $39 million, or $0.21 per share, recorded on the provision for income tax line related to the enactment of the Tax Cuts and Jobs Act of 2017 (Tax Legislation). This net benefit is comprised of a $130 million benefit related to the remeasurement of net U.S. deferred tax liabilities arising from a lower U.S. corporate tax rate offset by an estimated one-time tax charge of $91 million related primarily to a U.S. tax on the unremitted earnings of the Company’s foreign subsidiaries.

Adjusted earnings per diluted share (Adjusted EPS) were $1.41. The Company’s tax rate on adjusted earnings was 24.2 percent for the year.

GAAP cash from operations was $496 million and free cash flow was $384 million. During the year, the Company used cash to return $139 million in dividends to shareholders and to pay $41 million for restructuring payments.

Fourth Quarter 2017 Results

Revenue totaled $1.0 billion, which was an increase of 18 percent as reported and 17 percent at constant currency versus prior year.

Digital Commerce Solutions revenue grew 86 percent as reported and 84 percent at constant currency. Enterprise Business Solutions revenue increased 10 percent as reported and 8 percent at constant currency. Small and Medium Business (SMB) Solutions revenue declined 5 percent as reported and 7 percent at constant currency.

GAAP EPS were $0.48, which included $0.10 for restructuring charges related to the Company’s additional $200 million gross spend reduction initiatives, which will occur over the next 2 years, $0.01 for transaction costs, a $0.01 loss for the extinguishment of debt and a net benefit of $0.21 due to Tax Legislation.

Adjusted EPS were $0.40.

GAAP cash from operations was $165 million and free cash flow was $145 million. Compared to the prior year, free cash flow decreased by $19 million primarily due to lower adjusted net income. During the quarter, the Company used cash to return $35 million in dividends to shareholders and to pay $11 million for restructuring payments.

The Company’s earnings per share results for the fourth quarter and full year are summarized in the table below:

	Fourth Quarter*		Full Year*
	2017	2016	2017	2016
GAAP EPS	$0.48	($0.45)	$1.39	$0.49
Discontinued operations - loss	-	-	-	$0.01
GAAP EPS from continuing operations	$0.48	($0.45)	$1.39	$0.51
Tax Legislation	($0.21)	-	($0.21)	-
Restructuring charges and asset impairments, net	$0.10	$0.05	$0.21	$0.22
Transaction costs	$0.01	-	$0.03	-
Loss on extinguishment of debt	$0.01	-	$0.01	-
Gain on sale of technology	-	-	($0.03)	-
Goodwill impairment charge	-	$0.90	-	$0.89
Preferred stock redemption	-	$0.01	-	$0.03
Impact of divestiture transactions	-	$0.01	-	$0.02
Adjusted EPS	$0.40	$0.53	$1.41	$1.68

* The sum of the earnings per share may not equal the totals above due to rounding.

Fourth Quarter 2017 Business Segment Reporting

The Company’s business reporting groups reflect the clients served in each market and the way it manages its business segments. The reporting groups are SMB Solutions; Enterprise Business Solutions; and Digital Commerce Solutions. The results for each segment within the group may not equal the subtotals for the group due to rounding.

SMB Solutions offers mailing and office shipping solutions, financing, services, and supplies for small and medium businesses to help simplify and save on the sending, tracking and receiving of letters, parcels and flats. This group includes the North America Mailing and International Mailing segments.

Enterprise Business Solutions includes the Production Mail and Presort Services segments. Production Mail provides mailing and printing equipment and services for large enterprise clients to process mail. Presort Services provides sortation services to qualify large mail and parcel volumes for postal worksharing discounts.

Digital Commerce Solutions includes the Software Solutions and Global Ecommerce segments. Software Solutions provide customer engagement, customer information and location intelligence software. Global Ecommerce facilitates global cross-border ecommerce transactions and domestic retail and ecommerce shipping solutions, including fulfillment and returns.

SMB Solutions Group
($ millions)	Fourth Quarter
Revenue	2017	2016	Y/Y Reported	Y/Y Ex Currency
North America Mailing	$340	$363	(6%)	(7%)
International Mailing	102	102	(1%)	(7%)
SMB Solutions	$441	$465	(5%)	(7%)

EBIT
North America Mailing	$128	$143	(11%)
International Mailing	12	12	2%
SMB Solutions	$140	$155	(10%)

North America Mailing

Equipment sales grew largely due to performance of the new SendPro C-Series product, but was partially offset by lower tabletop inserter sales. Recurring revenue streams declined, largely around financing, rentals and service revenues. EBIT margin was lower than prior year largely due to the decline in recurring revenue streams.

International Mailing

Revenue declined primarily due to lower equipment sales. Equipment sales declined in the UK and the Nordics and was partially offset by growth in Australia and Japan. EBIT margin increased slightly from prior year due to lower expenses.

Enterprise Business Solutions Group
($ millions)	Fourth Quarter
Revenue	2017	2016	Y/Y Reported	Y/Y Ex Currency
Production Mail	$128	$115	11%	8%
Presort Services	128	118	8%	8%
Enterprise Business	$256	$233	10%	8%

EBIT
Production Mail	$19	$19	2%
Presort Services	28	26	8%
Enterprise Business	$47	$45	6%

Production Mail

Equipment sales grew double-digits versus prior year largely due to higher print and sorter equipment placements. EBIT margin declined from prior year primarily as a result of the mix of products within equipment sales.

Presort Services

Revenue growth was driven by improved revenue per piece along with higher First Class mail, parcel and flats volumes processed, but partly offset by lower Standard Class mail volumes processed. EBIT margin was relatively flat to prior year.

Digital Commerce Solutions Group
($ millions)	Fourth Quarter
Revenue	2017	2016	Y/Y Reported	Y/Y Ex Currency
Software Solutions	$88	$91	(3%)	(5%)
Global Ecommerce	263	98	169%	168%
Digital Commerce	$352	$189	86%	84%

EBIT
Software Solutions	$10	$12	(15%)
Global Ecommerce	-	6	(100%)
Digital Commerce	$10	$18	(42%)

Software Solutions

Revenue declined driven by lower license and service revenues, but was partially offset by growth in SaaS and data revenues. The decline in license revenue was primarily in Location Intelligence and Customer Information Management and partially offset by growth in Customer Engagement Solutions. The indirect channel continued to show growth. EBIT margin decreased from prior year largely driven by the lower revenue.

Global Ecommerce

Results included a full quarter of revenue from Newgistics. Newgistics exceeded expectations on volumes processed in the quarter and delivered strong revenue growth over its prior year results.

Excluding Newgistics, the segment continued to generate double-digit revenue growth, which was driven by strong performance in both cross border retail and marketplace volumes along with domestic shipping. The domestic shipping increase is driven by Complete™ Delivery, which is an end-to-end carrier service enabled by the Company’s shipping API’s. EBIT margin declined from prior year largely due to investments in market growth opportunities as well as the amortization of acquisition-related intangible assets.

2018 Guidance

The Company expects for the full year 2018:

  Revenue, on a constant currency basis, to be in the range of 9 percent to 13 percent growth, when compared to 2017.
  Adjusted EPS to be in the range of $1.40 to $1.55.
  Free cash flow to be in the range of $350 million to $400 million.

As a result of the Tax Legislation, the Company expects its annual tax rate on adjusted earnings to be in the range of 23 percent to 27 percent, or relatively flat to 2017. In addition to the lower tax rate, the Company also expects to repatriate cash and will use the cash to pay down debt.

The impact of Tax Legislation consists of preliminary estimates and is subject to change. Information regarding the impact of Tax Legislation is based on current calculations and interpretations, as well as assumptions and expectations relating to Tax Legislation, which are subject to further guidance and change.

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2016 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis. The Company cannot reasonably predict the impact that future changes in currency exchange rates will have on revenue and net income. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments and contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could (individually or in the aggregate) have a material impact on the Company’s performance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2018 will not change significantly.

Review of Strategic Alternatives

The Pitney Bowes Board of Directors, together with management, continues to explore and evaluate strategic alternatives to further enhance shareholder value. The Board has not set a timetable for the process nor has it made any decisions related to any strategic alternatives at this time. There can be no assurance that the exploration of strategic alternatives will result in any particular outcome. The Company does not intend to provide updates unless or until it determines that further disclosure is appropriate or necessary.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company powering billions of transactions – physical and digital – in the connected and borderless world of commerce. Clients around the world, including 90 percent of the Fortune 500, rely on products, solutions, services and data from Pitney Bowes in the areas of customer information management, location intelligence, customer engagement, shipping, mailing, and global ecommerce. And with the innovative Pitney Bowes Commerce Cloud, clients can access the broad range of Pitney Bowes solutions, analytics, and APIs to drive commerce. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in our disclosures we use certain non-GAAP measures, such as adjusted earnings before interest and taxes, Adjusted EPS, revenue growth on a constant currency basis, free cash flow and Segment EBIT.

The Company reports measures such as adjusted earnings before interest and taxes (EBIT) and Adjusted EPS and adjusted net income to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to dispositions and acquisitions. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

In addition, Management uses segment EBIT to measure profitability and performance at the segment level. Segment EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. A reconciliation of Segment EBIT to the Company’s total Net Income can be found in the Company’s attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions, including statements about the potential outcome of the Board’s exploration of strategic alternatives and the impact of Tax Legislation. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: declining physical mail volumes; competitive factors, including pricing pressures, technological developments, the introduction of new products and services by competitors, and fuel prices; our success in developing new products and services, including digital-based products and services, obtaining regulatory approvals, if needed, of new products, and the market’s acceptance of these new products and services; our ability to fully utilize the enterprise business platform in North America , and successfully deploy it in major international markets without significant disruptions to existing operations; a breach of security, including a cyberattack or other comparable event; the continued availability and security of key information technology systems and the cost to comply with information security requirements and privacy laws; changes in postal or banking regulations; changes in, or loss of, our contractual relationships with the United States Postal Service; the risk of losing large clients in the Global Ecommerce segment; macroeconomic factors, including global and regional business conditions that adversely impact customer demand, foreign currency exchange rates, interest rates and labor conditions; capital market disruptions or credit rating downgrades that adversely impact our ability to access capital markets at reasonable costs; management of outsourcing arrangements; integrating newly acquired businesses, including operations and product and service offerings; management of customer credit risk; any potential impact from the announcement that the Board is conducting a review of strategic alternatives and other factors beyond its control as more fully outlined in the Company's 2016 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and twelve months ended December 31, 2017 and 2016, and consolidated balance sheets as of December 31, 2017 and December 31, 2016 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenue:
Equipment sales	$200,555	$190,306	$679,803	$675,451
Supplies	64,482	64,051	252,824	262,682
Software	88,464	90,901	352,595	348,661
Rentals	94,578	103,032	386,348	412,738
Financing	80,834	89,632	331,416	366,547
Support services	123,911	129,188	478,536	512,820
Business services	396,293	219,959	1,068,426	827,676

Total revenue	1,049,117	887,069	3,549,948	3,406,575

Costs and expenses:
Cost of equipment sales	108,347	96,201	340,745	331,942
Cost of supplies	22,785	20,758	82,992	81,420
Cost of software	26,153	26,345	101,969	105,841
Cost of rentals	21,214	21,089	84,270	76,040
Financing interest expense	12,219	13,866	50,665	55,241
Cost of support services	71,744	70,895	288,976	295,685
Cost of business services	302,162	151,152	773,052	568,509
Selling, general and administrative	329,570	283,882	1,237,739	1,200,327
Research and development	32,896	31,545	129,767	121,306
Goodwill impairment	-	171,092	-	171,092
Restructuring charges and asset impairments, net	28,929	13,793	59,431	63,296
Interest expense, net	31,620	26,576	113,497	88,970
Other expense, net	3,856	-	3,856	536

Total costs and expenses	991,495	927,194	3,266,959	3,160,205

Income (loss) before income taxes	57,622	(40,125)	282,989	246,370
(Benefit) provision for income taxes	(32,326)	38,204	21,649	131,819

Income (loss) from continuing operations	89,948	(78,329)	261,340	114,551
Loss from discontinued operations, net of tax	-	(750)	-	(2,701)

Net income (loss)	89,948	(79,079)	261,340	111,850

Less: Preferred stock dividends attributable to noncontrolling interests	-	5,264	-	19,045

Net income (loss) - Pitney Bowes Inc.	$89,948	$(84,343)	$261,340	$92,805

Amounts attributable to common stockholders:
Net income (loss) from continuing operations	$89,948	$(83,593)	$261,340	$95,506
Loss from discontinued operations, net of tax	-	(750)	-	(2,701)

Net income (loss) - Pitney Bowes Inc.	$89,948	$(84,343)	$261,340	$92,805

Basic earnings (loss) per share attributable to common stockholders (1):
Continuing operations	$0.48	$(0.45)	$1.40	$0.51
Discontinued operations	-	-	-	(0.01)

Net income (loss) - Pitney Bowes Inc.	$0.48	$(0.45)	$1.40	$0.49

Diluted earnings (loss) per share attributable to common stockholders (1):
Continuing operations	$0.48	$(0.45)	$1.39	$0.51
Discontinued operations	-	-	-	(0.01)

Net income (loss) - Pitney Bowes Inc.	$0.48	$(0.45)	$1.39	$0.49

Weighted-average shares used in diluted earnings per share	188,046,578	185,645,814	187,435,080	188,975,198

(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	December 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$1,009,021	$764,522
Short-term investments	48,988	38,448
Accounts receivable, net	524,424	455,527
Short-term finance receivables, net	828,003	893,950
Inventories	89,679	92,726
Current income taxes	58,439	11,373
Other current assets and prepayments	77,954	68,637

Total current assets	2,636,508	2,325,183

Property, plant and equipment, net	379,044	314,603
Rental property and equipment, net	185,741	188,054
Long-term finance receivables, net	652,087	673,207
Goodwill	1,952,444	1,571,335
Intangible assets, net	272,186	165,172
Noncurrent income taxes	59,909	74,806
Other assets	540,796	524,773

Total assets	$6,678,715	$5,837,133

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,487,575	$1,378,822
Current income taxes	8,823	34,434
Current portion of long-term debt	271,057	614,485
Advance billings	288,372	299,878

Total current liabilities	2,055,827	2,327,619

Deferred taxes on income	236,974	204,289
Tax uncertainties and other income tax liabilities	116,551	61,276
Long-term debt	3,559,278	2,750,405
Other noncurrent liabilities	515,549	597,204

Total liabilities	6,484,179	5,940,793

Stockholders' equity (deficit):
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	441	483
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	138,367	148,125
Retained earnings	5,229,584	5,107,734
Accumulated other comprehensive loss	(786,198)	(940,133)
Treasury stock, at cost	(4,710,997)	(4,743,208)

Total Pitney Bowes Inc. stockholders' equity (deficit)	194,536	(103,660)

Total liabilities and stockholders' equity (deficit)	$6,678,715	$5,837,133

Pitney Bowes Inc.
Business Segments - Revenue and EBIT
(Unaudited; in thousands)

	Three months ended December 31,			Twelve months ended December 31,
	2017	2016 (1)	% Change	2017	2016 (1)	% Change
Revenue

North America Mailing	$339,921	$362,638	(6%)	$1,356,561	$1,427,094	(5%)
International Mailing	101,520	102,345	(1%)	383,670	411,642	(7%)
Small & Medium Business Solutions	441,441	464,983	(5%)	1,740,231	1,838,736	(5%)

Production Mail	128,282	115,054	11%	407,194	404,703	1%
Presort Services	127,698	118,368	8%	497,901	475,582	5%
Enterprise Business Solutions	255,980	233,422	10%	905,095	880,285	3%

Software Solutions	88,293	90,817	(3%)	352,380	348,234	1%
Global Ecommerce	263,403	97,847	>100%	552,242	339,320	63%
Digital Commerce Solutions	351,696	188,664	86%	904,622	687,554	32%

Total revenue	$1,049,117	$887,069	18%	$3,549,948	$3,406,575	4%

EBIT

North America Mailing	$128,147	$143,282	(11%)	$497,809	$592,978	(16%)
International Mailing	12,197	11,964	2%	48,164	44,806	7%
Small & Medium Business Solutions	140,344	155,246	(10%)	545,973	637,784	(14%)

Production Mail	18,998	18,627	2%	50,513	54,061	(7%)
Presort Services	28,045	25,953	8%	97,506	95,258	2%
Enterprise Business Solutions	47,043	44,580	6%	148,019	149,319	(1%)

Software Solutions	10,419	12,251	(15%)	41,635	30,159	38%
Global Ecommerce	(5)	5,651	(100%)	(17,899)	3,043	>(100%)
Digital Commerce Solutions	10,414	17,902	(42%)	23,736	33,202	(29%)

Segment EBIT (2)	$197,801	$217,728	(9%)	$717,728	$820,305	(13%)

Reconciliation of segment EBIT to net income (loss)

Segment EBIT	$197,801	$217,728		$717,728	$820,305
Corporate expenses	(60,073)	(30,679)		(204,211)	(189,215)
Adjusted EBIT	137,728	187,049		513,517	631,090
Interest, net (3)	(43,839)	(40,442)		(164,162)	(144,211)
Goodwill impairment	-	(171,092)		-	(171,092)
Restructuring charges and asset impairments, net	(28,929)	(13,793)		(59,431)	(63,296)
Loss on extinguishment of debt	(3,856)	-		(3,856)	-
Impact of divestiture transactions	-	(1,847)		-	(6,121)
Transaction costs	(3,482)	-		(9,164)	-
Gain on sale of technology	-	-		6,085	-
Income (loss) before income taxes	57,622	(40,125)		282,989	246,370
Benefit (provision) for income taxes	32,326	(38,204)		(21,649)	(131,819)
Income (loss) from continuing operations	89,948	(78,329)		261,340	114,551
Loss from discontinued operations, net of tax	-	(750)		-	(2,701)
Net income (loss)	$89,948	$(79,079)		$261,340	$111,850

(1)	Prior period amounts have been recast to conform to the current year presentation.
(2)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment.
(3)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended December 31,			Twelve months ended December 31,
	2017	2016	Y/Y Chg.	2017	2016	Y/Y Chg.

Reconciliation of reported revenue to revenue excluding currency
Revenue, as reported	$1,049,117	$887,069		$3,549,948	$3,406,575
(Favorable) unfavorable impact on revenue due to currency	(14,469)			1,222
Revenue, excluding currency	$1,034,648	$887,069	17%	$3,551,170	$3,406,575	4%

Reconciliation of reported net income (loss) to adjusted earnings
Net income (loss)	$89,948	$(79,079)		$261,340	$111,850
Loss from discontinued operations, net of tax	-	750		-	2,701
Restructuring charges and asset impairments, net	19,599	9,945		39,671	42,343
Goodwill impairment	-	169,024		-	169,024
Gain on sale of technology	-	-		(5,605)	-
Impact of divestiture transactions	-	1,194		-	4,099
Transaction costs	2,178	-		5,762	-
Loss on extinguishment of debt	2,375	-		2,375	-
Tax legislation	(38,774)	-		(38,774)	-
Preferred stock redemption	-	(2,047)		-	2,800
Net income, as adjusted	75,326	99,787		264,769	332,817
Provision for income taxes, as adjusted	18,563	46,820		84,586	154,062
Income from continuing operations before income taxes, as adjusted	93,889	146,607		349,355	486,879
Interest, net	43,839	40,442		164,162	144,211
EBIT, as adjusted	137,728	187,049		513,517	631,090
Depreciation and amortization	50,347	38,261		182,336	178,486
EBITDA, as adjusted	$188,075	$225,310		$695,853	$809,576

Reconciliation of reported diluted earnings per share to adjusted diluted earnings (loss) per share
Diluted earnings (loss) per share	$0.48	$(0.45)		$1.39	$0.49
Loss from discontinued operations, net of tax	-	0.00		-	0.01
Restructuring charges and asset impairments, net	0.10	0.05		0.21	0.22
Goodwill impairment	-	0.90		-	0.89
Gain on sale of technology	-	-		(0.03)	-
Impact of divestiture transactions	-	0.01		-	0.02
Transaction costs	0.01	-		0.03	-
Loss on extinguishment of debt	0.01	-		0.01	-
Tax legislation	(0.21)	-		(0.21)	-
Preferred stock redemption	-	0.01		-	0.03
Diluted earnings per share, as adjusted	$0.40	$0.53		$1.41	$1.68

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities (1)	$165,236	$199,763		$495,813	$496,122
Capital expenditures	(51,428)	(45,299)		(170,990)	(160,831)
Restructuring payments	10,828	13,769		40,804	64,930
Pension contribution	-	-		-	36,731
Reserve account deposits	13,462	(3,996)		10,954	(2,183)
Other	7,396	-		7,396	335
Free cash flow	$145,494	$164,237		$383,977	$435,104
(1)	Net cash provided by operating activities for the three and twelve months ended December 31, 2016 has been revised for a new accounting standard adopted January 1, 2017.

CONTACT:
Pitney Bowes Inc.
Editorial
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial
Adam David, 203-351-7175
VP, Investor Relations